SUPPLEMENTAL EXECUTIVE RETIREMENT
                         PLAN OF CITICORP and AFFILIATES

              (as amended and restated effective October 16, 1990)

The purpose of this Plan is solely to provide benefits to an individual who is a Participant in the Retirement Plan of Citibank, N.A. and Affiliates (the "Retirement Plan") and a member of a select group of management or highly compensated employees for purposes of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The terms and provisions of this Plan are as follows:

1. As used in this Plan, the terms "Employer", "Bank", "Participant", "Normal Retirement Income", "Early Retirement Income", "Disability Retirement Income", "Survivorship Retirement Income", "Additional Early Retirement Benefit" and "Additional Disability Retirement Benefit" shall have the same meaning as given to them under the Retirement Plan. References herein to provisions of the Retirement Plan shall be deemed to refer also to such provisions as modified or amended.

         "Eligible Employee" shall mean a Participant (including, the spouse or beneficiary of the Participant) who (i) is either an "executive officer" (within the meaning of Rule 3b-7 as promulgated under the Securities Exchange Act of 1934 as amended) of Citicorp or (ii) has been designated by the Chairman of the Board of Directors of Citicorp (the "Chairman"), Citicorp of the Board of Directors of Citicorp (the "Chairman") and the Personnel Committee of the Board of Directors (the "Personnel Committee") of Citibank, N.A. (which designation shall be evidenced by inclusion on Schedule A hereto).

         "Selected Participant" shall mean an Eligible Employee who (i) either remains employed with Citicorp or any of its Affiliates until such individual's Normal, Optional, Mandatory or Disability Retirement Date (as defined in Article II of the Retirement Plan) or dies in active service (pursuant to Article VI, Section 1 of the Retirement Plan) and
         (ii) has been


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         selected by the Chairman and the Personnel Committee to receive a benefit under this Plan.

2. As long as the Retirement Plan shall remain in effect, there shall be paid under this Plan to a Selected Participant (or to the spouse or beneficiary of a Selected Participant, as the case may be) such amounts of Normal Retirement Income, Early Retirement Income, Disability Retirement Income, Survivorship Retirement Income, Additional Early Retirement Benefit, Additional Disability Retirement Benefit, or any other benefits, including benefits distributed upon termination of the Plan, as would have been paid to the Selected Participant (or the spouse or beneficiary of a Selected Participant) if the Retirement
         Plan:

         a. Included within the definitions of Compensation and Average Compensation under Article I, any bonus paid to a Selected Participant under any annual performance bonus plan of Citicorp or any of its Affiliates provided, however, that bonuses relating to service prior to 1991 shall be so included only in the case of Selected Participants who were members of the Policy Committee of Citicorp/Citibank immediately prior to its discontinuance on Ocotber 16, 1990 and only for bonuses payable pursuant to the Citicorp Executive Incentive Compensation Plan; and

         b. Excluded the limitation on benefits imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") and the limitation on compensation imposed by Section 401(a)(17) of the Code.

         The benefit so computed shall be reduced by the actual benefits payable to or with respect to the Selected Participant under the Retirement Plan, the Supplemental ERISA Excess Plan of Citibank, N.A. and Affiliates and the Supplemental ERISA Compensation Plan of Citibank, N.A. and Affiliates.

3. Upon the event which gives rise to a payment under this Plan (or as soon thereafter as practicable) the Employer shall enter into a contract with the Selected Participant or beneficiary entitled to such payment, which contract shall stipulate the amount and terms of payments to be made under this Plan.


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4.       This Plan shall be an unfunded plan maintained by Citicorp and its
         Affiliates primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA. The Employer shall be under no obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Employer.

5.       This Plan shall be administered by the Personnel Committee.

6. A Selected Participant may make a claim for benefits under this Plan by filing a claim in writing with Corporate Human Resources (the "Claims Administrator") on a form prescribed by the Personnel Committee.
         Within 90 days after receipt of such claim, the Claims Administrator will notify the Selected Participant in writing as to whether the claim has been granted or denied in whole or in part. If the claim is denied in whole or in part, the written notification shall set forth the following in a manner calculated to be understood by the Selected
         Participant:

                         (1)  the specific reason or reasons for the denial;

                         (2) specific reference to pertinent Plan provisions on which the denial is based;

                         (3) a description of any additional material or information necessary for the Selected Participant to perfect the claim and an explanation of why such material or information is necessary; and

                         (4) an explanation of the review procedures set forth below.


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         Within 60 days after the claim has been denied, the Selected
         Participant may file a written request for review of the denied claim with the Claims Administrator. The Selected Participant shall also be entitled to examine pertinent documents and submit issues and comments in writing. Any decision on review shall be in writing, shall include specific reasons for the decision (including reference to the pertinent Plan provisions on which the decision is based) and shall be written in a manner calculated to be understood by the Selected Participant. Such decision shall be made not later than 60 days, or 120 days in special circumstances determined by the Claims Administrator, after receipt of the Selected Participant's request for review.

7. The Personnel Committee, shall have the right at any time to amend this Plan in any respect, or to terminate this Plan.

8.       This Plan shall terminate when the Retirement Plan terminates.